Exhibit 10.1

December 14, 2017

Thomas G. Ondrof

Dear Tom:

In light of your notifying Performance Food Group Company (the “Company”) of your intention to retire as Chief Financial Officer of the Company, this letter agreement (the “Letter Agreement”) confirms our understanding of your role going forward with the Company. The terms of your continued service with the Company, effective as of March 1, 2018 (the “Effective Date”) are summarized below:

Title:	You will serve as Strategic Growth Leader to the Company.

Annual Base Salary:	Your base salary will be $160,000 per year, and shall be paid in accordance with the Company’s customary payroll practices.

Annual Cash Bonus:	Subject to the terms and conditions of PFG’s Management Incentive Plan, your annual cash bonus for FY 2018 will be pro-rated to reflect your annual base salary prior to the Effective Date and your revised annual base salary on and following the Effective Date. Any FY 2018 cash bonus will be paid to you at the same time annual bonuses are generally paid to other senior executives of the Company. You must be employed with the Company at the end of FY 2018 to be eligible for the PFG Management Incentive Plan for such fiscal year; provided however, that you will be eligible to receive any bonus due under the terms of the PFG Management Incentive Plan on a pro-rated basis as described above in the event you are terminated by the Company without cause prior to the end of FY 2018. PFG’s Management Incentive Plan is reviewed periodically and may be subject to change at any time without notice. You will not be eligible for an annual cash bonus for fiscal years after FY 2018.

Treatment of Equity:	Your outstanding equity awards that you have been granted pursuant to the Performance Food Group Company 2015 Omnibus Incentive Plan (the “2015 Plan”) will remain subject to the terms of the 2015 Plan and the applicable award agreements granted thereunder. As a result, you will continue to vest in such awards so long as you remain employed with the Company. The Company is under no obligation to make future equity-based grants to you under the PFG Long Term Incentive Program, including under the 2015 Plan.

Employee Benefits:	You will remain eligible to participate in the Company’s health and welfare plans and other employee benefit plans and programs, in effect from time to time, as determined by the Company so long as you continue to be employed with the Company. However, except as required by law, you will not be eligible for any paid time off or to participate in any of the Company’s severance plans, including the Senior Management Severance Pay Plan. In addition, as of the Effective Date, you will cease to be eligible for a car allowance. The benefits package is subject to change, amendment or elimination, at any time, at the discretion of the Company.

At-Will:	You understand that your employment is not for any specific period of time and is “at-will,” which means the Company may terminate your employment or you may resign at any time with or without cause, and with or without notice. Should such a separation occur, all income, benefits and grants not vested but identified in this letter agreement or any other applicable documents will immediately cease as of the day of separation, except as otherwise provided by applicable law or plan document. The at-will status of your employment cannot be changed except in a written agreement signed by the President and Chief Executive Officer of PFG and you.

Restrictive Covenants:	You acknowledge and agree that you will continue to be subject to the restrictive covenants set forth in your offer letter with the Company, dated August 19, 2016 (the “Offer Letter”), which are incorporated herein by reference.

Company Policies:	You will continue to be subject to all company policies, to the extent relevant to your activities.

If you agree with the terms and conditions set forth in this letter agreement, please indicate your acceptance by signing the enclosed Acknowledgment and Acceptance of Letter Agreement and returning the original to me. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement. This letter agreement contains the entire agreement and understanding between the Company and you with respect to the subject matter and covenants contained herein (other than the Restrictive Covenants Section set forth in the Offer Letter), and no other representations, promises, agreements or understandings, written or oral, shall be of any force and effect, including the Offer Letter (other than the Restrictive Covenants Section set forth in the Offer Letter). This letter agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

Should you have any questions concerning this letter agreement, please do not hesitate to contact me.

Best regards,

/s/ George Holm
George Holm
President & Chief Executive Officer
Performance Food Group Company

Enclosure:         Acknowledgment and Acceptance of Letter Agreement

ACKNOWLEDGMENT AND ACCEPTANCE

OF

LETTER AGREEMENT

I, Thomas G. Ondrof, hereby acknowledge acceptance of the terms of the attached letter agreement dated December 14, 2017 for the position of Strategic Growth Leader of the Company under the terms and conditions set forth therein.

/s/ Thomas G. Ondrof Thomas G. Ondrof	December 14, 2017 Date Signed